Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM KICKS OFF NEW OIL DRILLING PLAY

First Horizontal Well Currently Drilling in Texas Panhandle

DENVER, COLORADO, September 23, 2010 — Credo Petroleum Corporation (NASDAQ: CRED), an oil and gas exploration and production company with significant operations in the Williston Basin, Central Kansas, Oklahoma and the Texas Panhandle, today provided an update on its Mid-Continent drilling program.

HORIZONTAL DRILLING UNDERWAY IN LIPSCOMB COUNTY, TEXAS

Drilling operations have commenced on the company’s first horizontal well in the Texas Panhandle. Credo is participating with a 22% working interest in the Bill 141H with Chesapeake Energy Corporation, the nation’s most active driller, as the Operator.  The 7,600’ vertical depth well is scheduled for an approximate one mile horizontal lateral and is expected to primarily produce oil.  Credo owns interests ranging up to 100% in approximately 3,000 gross acres located in the general area of the new well, an area of excellent multi-pay potential.

BAKKEN DRILLING AND COMPLETIONS MOVING FORWARD

In the North Dakota Bakken, the company recently announced its second Bakken discovery, the Weisz 11-14#1H.  The well was completed with the highest initial rate achieved on any well in Credo’s history.

Fracture stimulation of the previously announced Petro-Hunt 147-94-3A-10-1H (“3-A”) well has been delayed by about three weeks as the shortage of horizontal fracture stimulation equipment and crews continues.  Credo owns an 18.75% working interest in the well which is operated by Petro-Hunt and is located on the Fort Berthold Reservation in Dunn County, North Dakota.

Elsewhere on the Reservation, Credo owns interests in six Bakken spacing units where operators including XTO, Petro-Hunt, QEP, and Zenergy are preparing to drill long lateral horizontal wells.  In total, Credo owns interests in 8,000 gross acres located on the Reservation containing about 50 drilling spacing units.

THREE OIL DRILLING PROGRAMS UNDERWAY

IN KANSAS AND NEBRASKA

In addition to the Bakken and Texas Panhandle, Credo is driving ahead on its other significant oil drilling plays located on the Central Kansas Uplift, western Kansas, and southwest Nebraska.  The company is drilling two to three wells per month on the Central Kansas Uplift with an approximate 42% success rate.  The western Kansas and southwest Nebraska plays are in their infancy with current activity mostly concentrated on prospect generation, leasing, and seismic.

MANAGEMENT COMMENT

Marlis E. Smith, Jr., Chief Executive Officer, stated, “The Texas Panhandle represents Credo’s fifth significant oil drilling play, and we intend to develop oil reserves from this play by utilizing the latest advances in horizontal drilling and completion technology.  Accordingly, I am pleased to have drilling underway on our first horizontal well in the Texas Panhandle, as we continue to focus on oil because of oil’s substantial price advantage over natural gas.”

*          *          *          *          *

Contact:        Marlis E. Smith, Jr.

Chief Executive Officer

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Website:        www.credopetroleum.com

About Credo Petroleum:  Credo Petroleum Corporation is an independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of North Texas and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.